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                                                                   Exhibit 99.6


FOR IMMEDIATE RELEASE                                                 Contacts:
                                                               Chriss W. Street
                                                           Chairman & President
                                                                 (714) 644-9425

                                                                 Rudy R. Miller
                                                               The Miller Group
                                                                 (602) 225-0505


                       COMPREHENSIVE CARE CORP. ANNOUNCES
                      INTENTION TO RELY ON EXEMPTION FROM
                        NYSE SHAREHOLDER APPROVAL POLICY
                              FOR STOCK ISSUANCES


         NEWPORT BEACH, CALIFORNIA, AUGUST 17, 1995 (NYSE:  CMP):

         Chriss W. Street, Chairman of the Board, President and Chief Executive Officer of Comprehensive Care Corporation ("CompCare") proudly announced that "CompCare has completed certain private sales of Common Stock and convertible debt in preparation for an exchange offer to retire CompCare's Subordinated Debentures and to help fund the global restructuring following the December 1994 settlement of IRS tax obligations." Since January 1, 1995, and as of August 15, 1995, CompCare has issued or agreed to issue an aggregate of 502,554 shares of Common Stock and has reserved for issuance in the future approximately 789,932 shares of Common Stock (and an indeterminate number for specific anti-dilution provisions) related to privately negotiated transactions approved by the Board of Directors but not submitted to stockholders. The transactions include 442,500 shares sold for $2.5 million in cash and convertible debt sold for $2 million under which 336,700 shares are reserved for conversion. Each of these underlying transactions have been previously announced publicly and described in periodic reports filed with the Securities and Exchange Commission.

         Of the above-mentioned shares, issuances of 442,500 shares and reserves of approximately 336,700 shares (subject to anti- dilution provisions) had been separately considered and passed upon by the Audit Committee of the Board of Directors. An issuance of CompCare Common Stock, to the extent issuances in any transaction or a series of related transactions would exceed 20% of the number of shares previously outstanding, would normally require approval of CompCare's stockholders pursuant to the Shareholder Approval Policy of the New York Stock Exchange (the "Exchange"). CompCare's Audit Committee determined that the expected delay which could result from seeking its shareholders' prior approval of such issuances would seriously jeopardize the financial viability of CompCare. Because of that determination, the Audit Committee, pursuant to an exception provided in the Exchange's Shareholder Approval Policy for such a situation, expressly approved CompCare's omitting to seek the stockholder approval that otherwise would have been required under that policy of the Exchange. The Exchange has accepted CompCare's application of the exception.

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         CompCare's Chairman, Chriss W. Street, said, "CompCare's private sales of Common Stock and other securities representing a right to acquire Common Stock have provided immediate cash resources and helped to further CompCare's plan of operations in fiscal 1995."

         This announcement of the private placement transactions is provided in accordance with rules of the Exchange pursuant to an exception from the shareholder approval policy of the Exchange. Reliance on the exception has been approved by CompCare's Audit Committee of the Board of Directors. Also, in order to comply further with the exception, CompCare will be mailing to all stockholders a letter notifying them of CompCare's intention to issue the shares without seeking stockholder approval. Ten days after such notice is mailed, CompCare will proceed to issue certificates for the shares or to reserve the shares for issuance, as appropriate. The shares to be issued or reserved in reliance on the exception to the Exchange's policy approved by the Audit Committee are as follows:

         1. On January 9, 1995, CompCare sold a two-year $2,000,000 convertible secured note bearing interest at 12 1/2% per annum, and a default rate of interest of 15% per annum, convertible in whole or in part into Common Stock at an initial conversion price of $6.00 per share (initially up to 333,333 shares and a maximum of 400,000 shares), subject to anti- dilution adjustments. Anti-dilution adjustments have been required, resulting in an adjusted conversion price currently of $5.94 (so that the note is convertible currently into up to 336,700 shares).

         2. On February 1, 1995, CompCare agreed to issue 100,000 shares for $6.00 per share in cash. CompCare has subsequently adjusted the number of shares in this transaction to 115,000 shares at a price of approximately $5.21 each, as described further below.

         3. On April 15, 1995, CompCare agreed to issue 150,000 shares for $6.50 per share in cash. CompCare has subsequently adjusted the number of shares in this transaction to 172,500 shares at a price of approximately $5.65 each, as described further below.

         4. On or about July 15, 1995, CompCare received an agreement to purchase an additional 135,000 shares for $6.00 per share in cash from Lindner Investments.

         5. On or about August 15, 1995, CompCare agreed to issue an additional 20,000 shares for $6.00 per share in cash.

         On or about March 3, 1995 CompCare had publicly announced an intention to issue up to 650,000 shares in transactions approved by the Board of Directors but not submitted to shareholders. Today's announcement includes the shares anticipated in the previous announcement. CompCare originally had agreed to issue or reserve, initially, an aggregate of only 583,333 shares in such private placements, and the revised aggregate includes a 40,367 shares, or 15%, adjustment upward in the number of shares in two transactions in consideration of delays not contemplated in the investors' original agreement to purchase shares requiring investors to defer making any requests to register their shares. CompCare's adjustment upward by 15% in the number of shares results in an approximately 13% lower effective per share price to those private investors. 37,500 additional shares have been reserved for these adjustments. Consequently an anti-dilution adjustment required by the $2,000,000 convertible note referred to





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above resulted in an additional 3,367 shares being reserved for issuance upon conversion thereof. CompCare's Board of Directors determined to provide the additional shares as a reasonable discount for delays for future registration of the shares and CompCare's prospective difficulty in satisfying registration rights agreements with the investors.

         The anticipated registration delays arose in large part because of the resistance of Arthur Andersen LLP ("Andersen") to CompCare's requests for consent to use Andersen's 1993 and 1994 audit reports in connection with any CompCare registration statements under the Securities Act of 1933 and the termination by Andersen of its two-year audit engagement with CompCare. Andersen has advised CompCare that Andersen might permit (without commitment) its 1993 and 1994 audit reports to be used in CompCare's filings with the Securities and Exchange Commission, and the appropriate form that such audit reports may take if reissued at a future time, depending upon the results of post-audit review procedures that Andersen would perform as it considers necessary in the circumstances. Auditors' reports must be included in all 1933 and 1934 Act filings with the Securities and Exchange Commission, and a consent to use such report must be included in all 1933 Act filings. The Board felt that the private investors could have had a reasonable belief that CompCare's attempts to proceed with future registrations of their shares might be costly or difficult, and their investment expectations may have been upset by the prospects raised by Andersen's potential reexamination of past audit reports and Andersen's withdrawal from its audit engagement.

         CompCare's Common Stock continues to be subject to "listing watch" with regard to its financial position and no assurance is to be inferred from this announcement that the Common Stock will continue to be listed on the Exchange or will in the event of delisting be eligible for listing or quotation elsewhere.

         At May 31, 1995, CompCare had 2,701,062 shares issued and outstanding or committed to be issued within 10 days following this announcement; 887,200 shares reserved under stock option plans approved by the shareholders of CompCare on or before November 14, 1994; and approximately 967,059 additional shares reserved for issuance, including all other shares reserved in the transactions described above. Each share of Common Stock also includes one attached common share purchase right issued under CompCare's shareholder rights plan.

         The securities issued or to be issued in the transactions referred to above have not been registered and are not required to be registered under the Securities Act of 1933 pursuant to exemptions therefrom. The securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act of 1933.

         Comprehensive Care Corporation provides cost effective health care management services for specific "disease states" on a contractual or at-risk ("managed care") basis throughout the United States.





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